EX-28.h.24

PARTICIPATION AGREEMENT

THIS AGREEMENT, dated as of September 10, 2014, among Nationwide Variable Insurance Trust, a [business trust/statutory trust/corporation] organized under the laws of the State of Delaware, on behalf of itself or its separate series listed on Schedule A severally and not jointly (each, an “Investing Fund”, as defined below), iShares Trust and iShares U.S. ETF Trust, business trusts organized under the laws of the State of Delaware, and iShares, Inc., iShares U.S. ETF Company, Inc. and iShares Sovereign Screened Global Bond Fund, Inc., corporations organized under the laws of the State of Maryland, each on behalf of its respective iShares series, severally and not jointly (each an “iShares Fund” and collectively the “iShares Funds”).1

WHEREAS, each Investing Fund and the iShares Funds are registered with the U.S. Securities and Exchange Commission (“SEC”) as open-end management investment companies under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, section 12(d)(1)(A) and (B) of the 1940 Act limits the ability of an investment company to invest in shares of a registered investment company, and therefore limits the ability of an investment company to invest in shares of an iShares Fund;

WHEREAS, in April 2003 the Securities and Exchange Commission granted an order (the “Original iShares Order”), that was amended as of March 10, 2010 (the “iShares Order”) that permits management investment companies and unit investment trusts registered under the 1940 Act (collectively, “Investing Funds”) to invest in the iShares Funds in excess of the limits of
Section 12(d)(1) of the 1940 Act in accordance with the conditions of the iShares Order and the representations in the application filed to obtain the iShares Order (the “iShares Application”); and

WHEREAS, the Investing Fund may, from time to time, invest in shares of one or more iShares Funds in excess of the limitations of section 12(d)(1)(A) and (B) in reliance on the iShares Order 2.

[1]	The iShares Funds are registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the Securities Act of 1933 as open-end investment management companies and operate as exchange-traded funds (“ETFs”). BlackRock Fund Advisors (“BFA”) serves as the investment adviser to each iShares Fund.

[2]	While most iShares Funds registered as investment companies under the 1940 Act can be acquired pursuant to the iShares Order, certain iShares Funds may operate pursuant to Section 12(d)(1)(G) and should not be acquired by an Investing Fund in reliance on the iShares Order (the “Ineligible iShares Funds”). Please review an iShares Fund’s prospectus to determine if the fund is an Ineligible iShares Fund. Ineligible iShares Funds may change from time to time, and a periodically updated list of such iShares Funds is maintained at iShares.com at the following address:

http://www.ishares.com/us/literature/shareholder-letters/12-d-1-exemptive-order.pdf

1.	Representations and Obligations of the iShares Funds.

(a) The iShares Funds have provided to the Investing Fund a copy of the iShares Order, dated March 10, 2010 and the related SEC Notice of Application, dated February 16, 2010 (attached hereto as Schedule B). The iShares Funds will upon request provide each Investing Fund with (i) a copy of the Original iShares Order and (ii) a copy of the iShares
Application(s).3

(b) In connection with any investment by an Investing Fund in an iShares Fund, such iShares Fund agrees (i) to comply with the terms and conditions of the iShares Order and this Agreement and (ii) to promptly notify the Investing Fund if such iShares Fund fails to comply with the terms and conditions of the iShares Order or this Agreement.

(c) Pursuant to Condition 9 of the iShares Order, each iShares Fund represents that the board of directors/trustees of such iShares Fund and BFA understand the terms and conditions of the iShares Order and that each agrees to fulfill ts responsibilities under the iShares Order.

(d) The iShares Funds are distributed by BlackRock Investments, LLC. (together with its affiliates, “BlackRock”). iShares® is a registered trademark of BlackRock.

2.	Representations and Obligations of the Investing Funds.

(a) Pursuant to Condition 9 of the iShares Order, each Investing Fund represents that the board of directors/trustees of such Investing Fund and such Investing Fund’s advisor understand the terms and conditions of the iShares Order and that each agrees to fulfill its responsibilities under the iShares Order.

(b) Pursuant to Condition 9 of the iShares Order, each Investing Fund will promptly notify the iShares Funds in writing at the time of any investment by such Investing Fund in an iShares Fund in excess of the 3% limit in Section 12(d)(1)(A)(i). Upon such investment, such Investing Fund shall also provide to the iShares Funds in writing a list of the names of each Investing Fund Affiliate and Underwriting Affiliate (as such terms are defined in the iShares Order) and shall promptly notify the iShares Funds of any changes to such list.

(c) Each Investing Fund will promptly notify the iShares Funds in writing of any purchase or acquisition of shares of an iShares Fund that causes such Investing Fund to hold (i) 5% or more of such iShares Fund’s total outstanding voting securities or (ii) 10% or more of such iShares Fund’s total outstanding voting securities.

(d) Any Investing Fund that exceeds either the 5% or the 10% limitation in Sections 12(d)(1)(A)(ii) or (iii) will, as required by the iShares Application, disclose in its prospectus in “plain English”:

(1) That it may invest in exchange-traded funds; and

(2) The unique characteristics of the Investing Fund investing in exchange-traded funds, including but not limited to the basic expense structure and additional expenses, if any, of investing in exchange-traded funds.

[3]	In the Matter of iShares Trust, et al. SEC File No. 812-12932 (February 26, 2003) (the “Original iShares Order Application”); In the Matter of iShares Trust, et al. SEC File No. 812-13570 (February 24, 2010) (the “iShares Order Application”).

(e) Each Investing Fund: (i) acknowledges that it has received a copy of the iShares Order and the related SEC Notice of Application for the iShares Order; (ii) agrees to adhere to the applicable terms and conditions of the iShares Order and this Agreement and to participate in the proposed transactions in a manner compliant with the iShares Order; (iii) represents that investments in the iShares Funds will be accomplished in compliance with its investment restrictions and will be consistent with the investment policies set forth in its registration statement; (iv) acknowledges that it may rely on the iShares Order only to invest in iShares Funds and not in any other investment company; and (v) agrees to promptly notify the iShares Funds if it fails to comply with the iShares Order or this Agreement.

3.	Indemnification.

Each Investing Fund agrees to hold harmless and indemnify the iShares Funds, including any of their principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the iShares Funds, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by such Investing Fund of any provision of this Agreement or (ii) a violation or alleged violation by such Investing Fund of the terms and conditions of the iShares Order, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

The iShares Funds agree to hold harmless and indemnify an Investing Fund, including any of its directors or trustees, officers, employees and agents, against and from any Claims asserted against the Investing Fund, including any of its directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by the iShares Fund of any provision of this Agreement or (ii) a violation or alleged violation by the iShares Fund of the terms and conditions of the iShares Order, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no iShares Fund shall be liable for indemnifying any Investing Fund for any Claims resulting from violations that occur as a result of incomplete or inaccurate information provided by the Investing Fund to such iShares Fund pursuant to terms and conditions of the iShares Order or this Agreement.

4.	Materials.

To the extent an Investing Fund refers to one or more iShares Funds in any prospectus, statement of additional information or otherwise (but not in the financial statements of the Investing Fund when the iShares fund is listed as a holding), each Investing Fund agrees to:

(a) Refer to such iShares Fund by its legal name, for example, the “iShares® [Index Provider (when required)] [Exposure] ETF” (e.g., iShares U.S. Financial Services ETF or iShares Core S&P 500 ETF or iShares MSCI ACWI ETF); and

(b) Include the following notice within reasonable proximity to the reference to such iShares Fund: iShares® is a registered trademark of BlackRock (BlackRock, Inc. and its subsidiaries). Neither BlackRock nor the iShares® Funds make any representations regarding the advisability of investing in [Name of Investing Fund].

5.	Notices.

All notices, including all information that either Party is required to provide under the terms of this Agreement and the terms and conditions of the iShares Order, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each Party specified below.

If to the Investing Fund:

Name: Nationwide Variable Insurance Trust

c/o Company: Nationwide Fund Advisors

Address: 1000 Continental Drive, Suite 400

City, State, ZIP: King of Prussia, PA 19406

Fax:

Email: ostera@nationwide.com

Name:

Email:

Name:

Email:

If to the iShares Funds:

Blackrock

Attn: Iratxe Amorrortu

U.S. iShares

400 Howard Street

San Francisco, CA 94105

Email: iShares12d1participation@blackrock.com

With a copy to:

BlackRock

Attn: Legal and Compliance – iShares

400 Howard Street

San Francisco, CA 94105

Notices in Response to the requirements in Condition 9 of the iShares Order:

(See Sections 2(b) and 2(c) above):

BlackRock

Attn: Portfolio Compliance Group

400 Howard Street

San Francisco, CA 94105

Email: iShares12d1notification@blackrock.com

6.	Termination; Governing Law.

(a) This Agreement will continue until terminated in writing by either Party upon 60 days’ notice to the other Party. This Agreement may not be assigned by either Party without the prior written consent of the other.

(b) This Agreement will be governed by Delaware law without regard to choice of law principles.

(c) In any action involving the Parties under this Agreement, the Parties agree to look solely to the individual iShares
Fund(s) or Investing Fund(s) that is/are involved in the matter in controversy and not to any other series of iShares Funds or Investing Funds.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Each of the Investing Funds listed on Schedule A, severally and not jointly, on behalf of itself or each of its series, severally and not jointly.

Michael S. Spangler	/s/ Michael S. Spangler
Print Name of Authorized Signer	Signature

Date: 9/10/14

iSHARES TRUST, iSHARES U.S. ETF TRUST, iSHARES INC., iSHARES U.S. ETF COMPANY, INC. and iSHARES SOVEREIGN SCREENED GLOBAL BOND FUND, INC. on behalf of each of its series

Jack Gee	/s/ Jack Gee
Print Name of Authorized Signer	Signature

Date: 10/9/14